Consent of Independent Registered Public Accounting Firm


The Board of Trustees of
Citigroup Alternative Investments Tax Advantaged Short Term Fund:

We consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm and Legal Counsel" in the prospectus and to the use of our report dated June 8, 2006 included herein.

KPMG LLP
New York, New York

June 12, 2006